Exhibit 99.1

GreenBox POS To Acquire ChargeSavvy, A Specialty Retail Payment Processing Company

An All-Stock $31.2 Million Transaction Agreed to at Significant Premium of $2.00 Per Share of GreenBox POS Common Stock

Transaction is Immediately Accretive Adding Approximately $14 million in EBITDA and $500 Million Annually in Processing Volume

SAN DIEGO, CA – January 25, 2021 – GreenBox POS (OTCQB: GRBX) (“GreenBox” or “the Company”), an emerging financial technology company leveraging proprietary blockchain security to build customized payment solutions, has entered into a non-binding MOU to acquire ChargeSavvy LLC, a financial technology company specializing in payment processing and POS systems, for total consideration of $31.2 million in restricted GreenBox POS common stock.

The transaction, reflecting $2.00 per share of GreenBox stock is expected to be immediately accretive. The all-stock transaction is subject to the completion of an audit of ChargeSavvy’s financial statements and customary closing conditions.

The Company believes that ChargeSavvy’s high-margin, state-of-the-art point of sale system and back-end technology perfectly complements GreenBox's payment solutions, while also bringing a complete agent management portal for streamlined underwriting, onboarding and monitoring of retail and ecommerce merchants. ChargeSavvy’s primary focus is on retail, in-person transactions, but it is also ideally suited for the ecommerce market. In 2020, ChargeSavvy processed payments of over $500 million, generating revenues of over $30 million and an EBITDA of almost $14.0 million.

“ChargeSavvy’s large footprint across multiple verticals, most specifically retail, makes for an ideal opportunity to grow together,” said Jeff Nickel, Chief Operating Officer of ChargeSavvy. “Combining GreenBox’s Gen-3 proprietary block-chain technology with our expansive processing portfolio presents significant opportunities for cross-selling our solutions, as well as the ability to further penetrate the massive retail and e-commerce industries.”

Based on pre-determined profitability performance metrics over the next 12 months, the total maximum consideration for the transaction could reach $52.0 million.

“If completed, this accretive acquisition would mark a pivotal moment in GreenBox’s history by adding over $500 million in processing volume to our Gen-3 platform and propelling us into the massive retail industry, as well as several other industries that we believe are ideally suited for our solutions,” said Fredi Nisan, Chief Executive Officer of GreenBox POS. “By leveraging our stock, which was priced at a significant premium of $2.00 per share, we expect to deliver a significant amount of shareholder value in the immediate term while cross-selling services and moving into other high-value, high-margin markets. We look forward to working together with the entire ChargeSavvy team as our technologies work together to disrupt the entire payment solutions market as we know it.”

About GreenBox POS

GreenBox POS (OTCQB: GRBX) is an emerging financial technology company leveraging proprietary blockchain security to build customized payment solutions. The Company's applications enable an end-to-end suite of turnkey financial products, reducing fraud and improving the efficiency of handling large-scale commercial processing volumes for its merchant clients globally. For more information, please visit the Company's website at www.greenboxpos.com.

About ChargeSavvy

ChargeSavvy is a global Fintech company focused on payment processing and software within the merchant services industry. The Company's proprietary point of sale product provides niche retail merchants an all-in-one solution to manage client transactions with added tools to protect against chargebacks and fraud. The company also offers e-commerce and delivery transactions software technology.  For more information, please visit the company's website at www.chargesavvy.com to learn more.

Forward-Looking Statements Disclaimer

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set out in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

Investor Relations Contact
Mark Schwalenberg
MZ Group - MZ North America
312-261-6430
GRBX@mzgroup.us
www.mzgroup.us